United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2019
Hannon Armstrong Sustainable Infrastructure
Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-35877 (Commission File Number)	46-1347456 (IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment and Resignation of Officers

On February 20, 2019, the board of directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) appointed Jeffrey A. Lipson, 51, as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective March 1, 2019 (the “Appointment”). In connection with the Appointment, Brendan Herron will resign from his position as Chief Financial Officer of the Company effective March 1, 2019, but will remain as an Executive Vice President of the Company and take on an expanded leadership role focusing on the Company’s strategic growth initiatives, with a particular emphasis on the Company’s expanded joint venture platforms. Mr. Herron’s employment arrangement has been modified to reflect this change.
There are no arrangements or understandings with any person pursuant to which Mr. Lipson was named Executive Vice President, Chief Financial Officer and Treasurer. Mr. Lipson does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Lipson is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933, as amended.
Mr. Lipson joined the Company in January of 2019 as Deputy Chief Financial Officer. Previously, Mr. Lipson served as Chief Executive Officer of Congressional Bank from 2013 to 2018 where he began as President and Chief Operating Officer in 2012. He continues to serve on the Board of Directors of Congressional Bank. Prior to that, he served as Senior Vice President and Treasurer of CapitalSource and Senior Vice President of Corporate Treasury at Bank of America and its predecessor FleetBoston Financial. He holds an MBA in Finance from New York University’s Leonard N. Stern School of Business and a Bachelor of Science in Economics from Pennsylvania State University.  Mr. Lipson serves on the Board of Directors of the Jewish Council for the Aging of Greater Washington.

Employment Agreement
In connection with the Appointment, the Company entered into an employment agreement with Mr. Lipson. The employment agreement requires Mr. Lipson to devote substantially all of his business time and efforts to the Company. It also provides for the following:

•	an initial annual base salary of $350,000;

•
eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by the Compensation Committee, which will be awarded at the discretion of the Compensation Committee;

•	participation in the Company’s fringe benefit programs that the Company generally makes available to its employees, including medical and dental insurance and life insurance;

•
eligibility to receive an award of limited partner profit interests (“LTIP Units”) under the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (the "2013 Plan") and an applicable LTIP Unit award agreement when grants of LTIP Units are otherwise made by the Company to similarly situated executives of the Company; and

•	eligibility to receive for grants of restricted stock, stock options or other awards under the 2013 Plan.

The term of this agreement will commence as of March 1, 2019 and terminate on a date specified by the Company or Mr. Lipson in a notice given, at will, with or without cause, by either party to the other not less than 30 days prior to such date, unless such term is sooner terminated under the agreement.
In the event that the Company terminates Mr. Lipson’s employment with the Company for reasons other than for cause, the Company shall pay to Mr. Lipson severance compensation in a lump sum payment within 30 days following the effective date of Mr. Lipson’s termination of employment in an amount equal to (i) any accrued but unpaid compensation and benefits, (ii) nine months of base salary, using the rate in effect at the time of termination, and (iii) 75% of Mr. Lipson’s average annual bonus actually received in respect of the three most recently completed fiscal years before the termination (or such fewer number of fiscal years for which a bonus was paid).
For purposes of the employment agreement, “cause” means: (i) commission of, and indictment for or formal admission to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations); (ii) willful and material misconduct or gross misconduct in connection with the performance of the employee’s duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company; (iii) failure to adhere to lawful directions of the Chief Executive Officer of the Company, to adhere to the Company’s policies and practices, or to devote substantially all of the employee’s business time and efforts to the Company, which failure continues for a period of 30 business days after written demand for corrective action is delivered by the Company; or (iv) material breach of the terms and provisions of the employment agreement and the failure to cure such breach within 10 days following written notice from the Company specifying such breach.
Mr. Lipson is eligible for an annual bonus for 2019 based on performance against goals established by the Compensation Committee. These goals relate to corporate financial measures, key strategic initiatives, and individual goals.
The employment agreement also contains standard confidentiality provisions, which will apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for a period of nine months following termination of employment.
The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by the terms of the employment agreement to be filed as an exhibit the Company’s next periodic report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and General Counsel

Date: February 26, 2019